Exhibit 99.1

Contacts:	Joyce Schuldt, Executive VP & CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-e.com DRG&E / (713) 529-6600
PIONEER DRILLING RECEIVES COMPLIANCE LETTER FROM AMEX
SAN ANTONIO, Texas, May 21, 2008 – Pioneer Drilling Company (AMEX: PDC) announced today that the Company has received, as expected, a letter from the staff of the American Stock Exchange (“AMEX”) advising the Company that, as a result of the Company’s failure to timely file its quarterly report on Form 10-Q for the quarter ended March 31, 2008, the Company is not in compliance with AMEX’s continued listing standards as provided in Sections 134 and 1101 of the AMEX Company Guide. Pioneer received this letter on May 16, 2008.
The Company has contacted AMEX to confirm receipt of the letter and must submit a plan by May 30, 2008, advising AMEX of the action the Company has taken, and will take, to bring the Company into compliance with Sections 134 and 1101 by no later than the deadline of August 13, 2008, as set forth by AMEX.
About Pioneer Drilling Company
Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though its Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Production Services Division. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet, 63 workover rigs (59 550-horsepower rigs, 3 600-horsepower rigs and 1 400-horsepower rig), 51 wireline units, and fishing and rental tools.
Forward-Looking Statements
This news release contains forward-looking statements regarding future events and is subject to risks and uncertainties. Statements in this news release that are not historical, including statements regarding Pioneer’s or its management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Pioneer wishes to caution you that there are some factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to: whether the Company will timely submit a compliance plan to AMEX, whether AMEX will accept any compliance plan submitted by the Company and whether the Company will satisfy the conditions contained in any compliance plan that may be submitted to and accepted by AMEX. Pioneer refers you to the documents it files from time to time with the SEC, specifically the section titled “Item 1A. Risk Factors” of Pioneer’s most recent Annual Report filed on Form 10-K and Quarterly Report filed on Form 10-Q, which contains and identifies other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
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